For the twelve months ended (a) 5/31/97
File number (c) 811-5248

                          SUB-ITEM 77D
                Policies With Respect to Security
                           Investments

     At   a   meeting  of  the  Board   of
Directors  held on February 21, 1997,  the
Directors approved and authorized a change
in  investment policy permitting the  Fund
to  hold  up to 15% of its net  assets  in
repurchase   agreements   which   have   a
maturity  of  longer than 7  days   or  in
other  illiquid securities; and authorized
a   corresponding  change  to  the  Fund's
Procedures for Determining the Liquidity of Securities having Legal or Contractual
Restrictions on Resale, as applicable.